EXHIBIT 5.1

October 28, 2013

Hecla Mining Company

6500 North Mineral Drive

Suite 200

Coeur d’Alene, Idaho 83815-9408

Hecla Mining Company

Registration Statement on Form S-4

Ladies and Gentlemen:

I am the General Counsel for Hecla Mining Company, a Delaware corporation (the “Company”), and have acted as securities counsel to the Company and certain of its subsidiaries and affiliates listed on Annex A hereto (the “Guarantors”) in connection with the preparation and filing of the Registration Statement on Form S-4 of the Company (the “Registration Statement”), filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), in connection with the offering by the Company of up to $500,000,000 aggregate principal amount of the Company’s 6.875% Senior Notes due 2021 (the “Exchange Notes”) in exchange for a like principal amount of the Company’s outstanding 6.875% Senior Notes due 2021 (the “Original Notes”).

The Exchange Notes are to be issued pursuant to the Indenture (the “Indenture”), dated as of April 12, 2013, among the Company, the Guarantors party thereto and The Bank of New York Mellon, as trustee (the “Trustee”), and are or will be guaranteed pursuant to the terms of the Indenture and the notation endorsed on the Notes by the Guarantors (the “Guarantees”).

In arriving at the opinions expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction as being true and complete copies of the originals, of the Indenture, the Original Notes and the Guarantees related thereto and the forms of the Exchange Notes and the Guarantees related thereto, and such other documents, corporate records, certificates of officers of the Company and the Guarantors and of public officials and other instruments as I have deemed necessary or advisable to enable me to render these opinions. In my examination, I have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. As to any facts material to these opinions, I have relied to the extent I deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, the Guarantors and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that, when the Exchange Notes and the Guarantees related thereto are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Original Notes in the manner described in the Registration Statement, the Exchange Notes will constitute legal, valid and binding obligations of the Company, and the Guarantees of the Exchange Notes will constitute legal, valid and binding obligations of the Guarantors obligated thereon.

The opinions and other matters in this letter are qualified in their entirety by, and subject to, the following:

i.	I express no opinion as to the laws of any jurisdiction other than the Included Laws. For purposes of this opinion, the term “Included Laws” means the Laws of the State of Delaware that are, in my experience, normally applicable to the matters covered by my opinion, including the Delaware General Corporation Law, any applicable provisions of the Constitution of the State of Delaware, and applicable judicial decisions. I am not admitted to practice in the State of Delaware; however, I am generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as I consider necessary to render the opinion above. I do not express any opinions as to any other laws or the laws of any other jurisdiction.

ii.	The foregoing opinion is limited by and subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

iii.	This letter and the matters addressed herein are as of the date hereof, and I undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or entity, including governmental authorities (each such person or entity being a “Person”), or any other circumstance. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

iv.	I express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws; (iii) any purported fraudulent transfer “savings” clause; (iv) any waiver of the right to jury trial or (v) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

I consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references made to me under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Act. Without my prior consent, this letter may not be quoted in whole or in part or otherwise referred to in any other document and may not be otherwise furnished or disclosed to or used by any other Person.

Very truly yours,

/s/ David C. Sienko

Annex A

Guarantors

Guarantor	State of Incorporation
Burke Trading, Inc.	Delaware
Hecla Admiralty Company	Delaware
Hecla Alaska LLC	Delaware
Hecla Greens Creek Mining Company	Delaware
Hecla Juneau Mining Company	Delaware
Hecla Limited	Delaware
Hecla MC Subsidiary, LLC	Delaware
Hecla Silver Valley, Inc.	Delaware
RHL Holdings, Inc.	Delaware
Rio Grande Silver, Inc.	Delaware
Silver Hunter Mining Company	Delaware